JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated March 26, 2026

5-Year RTY/NKY/SX5E/EEM Enhanced Buffered Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlyings:

Russell 2000® Index (Bloomberg ticker: RTY Index) (the “RTY Index”), Nikkei 225 Index (Bloomberg ticker: NKY Index) (the “NKY Index”), EURO STOXX 50® Index (Bloomberg ticker: SX5E Index) (the “SX5E Index”) and iShares® MSCI Emerging Markets ETF (Blomberg ticker: EEM UP Equity) (the “EEM ETF”)

We refer to the RTY Index, the NKY Index and the SX5E Index as the underlying indices; the EEM ETF as the ETF; shares of the EEM ETF as the ETF Shares; and the underlying indices and the ETF Shares collectively as the underlyings.

Automatic early redemption:	If, on any of the determination dates (other than the final determination date), the closing value of each underlying is greater than or equal to its applicable redemption threshold level, the securities will be automatically redeemed for a cash payment equal to the early redemption payment payable on the applicable redemption date.
Early redemption payment:	The early redemption payment will be an amount equal to the stated principal amount plus an amount in cash per stated principal amount corresponding to a return of at least approximately 12.25% per annum (or at least 12.25% for the first determination date and increasing by at least 12.25% for each subsequent determination date), as follows:
1st determination date:	at least $1,122.50
2nd determination date:	at least $1,245.00
3rd determination date:	at least $1,367.50
4th determination date:	at least $1,490.00
The actual early redemption payment with respect to each applicable determination date will be provided in the pricing supplement. No further payments will be made on the securities once they have been redeemed.
Payment at maturity:	• If the final underlying value of each underlying is greater than or equal to its maturity redemption threshold level:	the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of at least approximately 12.25% per annum, or at least $1,612.50. The actual maturity redemption payment will be provided in the pricing supplement.
	• If the final underlying value of any underlying is less than its maturity redemption threshold level, but the final underlying value of each underlying is greater than or equal to its downside threshold level:	the stated principal amount
	• If the final underlying value of any underlying is less than its downside threshold level:

$1,000 + [$1,000 × (underlying return of the worst performing underlying + buffer amount) × downside factor]

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of the securities and could be zero.

Buffer amount:	30%
Downside factor:	1.42857
Redemption threshold levels:	With respect to each underlying, as follows:
1st determination date:	100.00% of its initial underlying value
2nd determination date:	92.50% of its initial underlying value
3rd determination date:	85.00% of its initial underlying value
4th determination date:	77.50% of its initial underlying value
Maturity redemption threshold level:	With respect to each underlying, 70% of its initial underlying value
Downside threshold level:	With respect to each underlying, 60% of its initial underlying value
Initial underlying value:	With respect to each underlying, its closing value on the pricing date
Final underlying value:	With respect to each underlying, its closing value on the final determination date
Worst performing underlying:	The underlying with the worst underlying return
Underlying return:	With respect to each underlying, (final underlying value – initial underlying value) / initial underlying value
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be March 31, 2026
Original issue date (settlement date):	3 business days after the pricing date
Determination dates†:	April 7, 2027, March 31, 2028, April 3, 2029, April 1, 2030 and March 31, 2031 (the final determination date)
Redemption dates†:	April 12, 2027, April 5, 2028, April 6, 2029, April 4, 2030 and the maturity date
Maturity date†:	April 3, 2031
Share adjustment factor:	The share adjustment factor is referenced in determining the closing value of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement.
CUSIP / ISIN:	46660RGZ1 / US46660RGZ10
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/19617/000121390026034806/ ea0283611-01_424b2.htm

†Subject to postponement

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $940.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Hypothetical Payout at Maturity
Underlying Return of the Worst Performing Underlying	Payment at Maturity
50.00%	$1,612.500
40.00%	$1,612.500
30.00%	$1,612.500
20.00%	$1,612.500
10.00%	$1,612.500
5.00%	$1,612.500
0.00%	$1,612.500
-10.00%	$1,612.500
-20.00%	$1,612.500
-30.00%	$1,612.500
-30.01%	$1,000.000
-40.00%	$1,000.000
-40.01%	$857.000
-50.00%	$714.286
-60.00%	$571.429
-80.00%	$285.715
-100.00%	$0.000

JPMorgan Chase Financial Company LLC

5-Year RTY/NKY/SX5E/EEM Enhanced Buffered Jump Securities with Auto-Callable Feature

Underlyings

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement and Annex A to the accompanying prospectus addendum for additional information.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss.
▪	The appreciation potential of the securities is limited.
▪	You are exposed to the price risk of each underlying.
▪	Because the securities are linked to the performance of the worst performing underlying, you are exposed to greater risks of no early redemption payment or maturity redemption payment and sustaining a significant loss on your investment than if the securities were linked to just one underlying.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Investors will not participate in any appreciation of any underlying.
▪	Early redemption risk.
▪	Secondary trading may be limited.
▪	We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a change-in-law event occurs.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlyings

▪	Investing in the securities is not equivalent to investing in any underlying.
▪	Adjustments to any underlying index could adversely affect the value of the securities.
▪	Adjustments to the ETF or its underlying index could adversely affect the value of the securities.
▪	An investment in the securities is subject to risks associated with small capitalization stocks with respect to the RTY Index.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies with respect to the NKY Index, the SX5E Index and the ETF.
▪	The securities are not directly exposed to fluctuations in foreign exchange rates with respect to the NKY Index and the SX5E Index.
▪	There are risks associated with the ETF.
▪	The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of its underlying index as well as the net asset value per ETF Share.
▪	The securities are subject to currency exchange risk with respect to the ETF.
▪	The securities entail emerging markets risk with respect to the ETF.
▪	Recent executive orders may adversely affect the performance of the ETF Shares.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.
▪	The anti-dilution protection for the ETF is limited.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.